Monsanto Company 800 North Lindbergh Blvd St. Louis, Missouri 63167
Release	Immediately

Contact	Media: Lee Quarles (314-694-2330)

SEEDS AND TRAITS BUSINESS PROVIDES STRONG PROFIT CONTRIBUTION IN THIRD-QUARTER AND YEAR-TO-DATE RESULTS; NEW COMPETITIVE DYNAMICS CHANGE OUTLOOK FOR ROUNDUP FRANCHISE

St. Louis – June 24, 2009

($ in millions)	Third Quarter 2009	Third Quarter 2008	Nine Months 2009	Nine Months 2008
Net Sales by Segment
Corn seed and traits	$1,020	$975	$3,726	$3,189
Soybean seed and traits	540	447	1,367	1,064
Cotton seed and traits	333	279	413	361
Vegetable seeds	206	185	572	521
All other crops seeds and traits	149	161	311	293
TOTAL Seeds and Genomics	$2,248	$2,047	$6,389	$5,428

Roundup and other glyphosate-based herbicides	$614	$1,168	$2,749	$3,158
All other agricultural productivity products	299	323	707	728
TOTAL Agricultural Productivity	$913	$1,491	$3,456	$3,886

TOTAL Net Sales	$3,161	$3,538	$9,845	$9,314

Gross Profit	$1,834	$1,967	$5,905	$5,217

Operating Expenses	$799	$866	$2,550	$2,270

Interest Expense (Income) – Net	$18	$(4)	$24	$(8)
Other Expense (Income) – Net	$4	$(5)	$62	$(189)

Net Income	$694	$811	$2,342	$2,196

Diluted Earnings per Share (See note 1.)	$1.25	$1.45	$4.21	$3.93
Items Affecting Comparability – EPS Impact
Loss (Income) on Discontinued Operations	--	$0.01	$(0.02)	$(0.02)
Solutia Claim Settlement (after tax)	--	--	--	$(0.23)
Acquired In Process R&D (Aly Participacoes Ltda.)	--	--	$0.19	--
Diluted Earnings per Share from Ongoing Business (For the definition of ongoing EPS, see note 1.)	$1.25	$1.46	$4.38	$3.68

Effective Tax Rate	30%	26%	28%	30%

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Comparison as a Percent of Net Sales:	Third Quarter 2009	Third Quarter 2008	Nine Months 2009	Nine Months 2008
Gross profit	58%	56%	60%	56%
Selling, general and administrative expenses (SG&A)	16%	17%	16%	17%
Research and development expenses (excluding acquired in-process R&D)	9%	7%	8%	7%
Income before income taxes and minority interest	32%	31%	33%	34%
Net income	22%	23%	24%	24%

Comment from Monsanto Chairman, President and Chief Executive Officer Hugh Grant:
“Our 2009 fiscal year represents a milestone for our business as our seeds and traits business alone will deliver more gross profit than all of Monsanto did in 2007, a remarkable achievement in just two short years. Backed by continued strong farmer demand for our higher-yielding seed products and new pipeline technologies on the way, we remain committed to doubling gross profit for the entire company from the 2007 base of $4.2 billion to roughly $8.6-to-8.8 billion in 2012.”

Operations Update
Monsanto reported net sales of $3.2 billion for the third quarter of fiscal year 2009, which are 11 percent lower than sales in the same period in fiscal year 2008. Results in the quarter reflected decreased revenues from the company’s Roundup and other glyphosate-based agricultural herbicides globally, partially offset by increased revenues from seed and trait products sold through the company’s U.S. soybean, cotton, corn and vegetable businesses.

SG&A as a percent of net sales was just under 16 percent for the quarter, down 1 percent from the same period in fiscal year 2008. SG&A expenses were more than $100 million lower during the quarter.

Net sales in the first nine months of the company’s 2009 fiscal year were $9.8 billion, which were 6 percent higher compared with sales in the same period last year. Results were primarily driven by increased revenues associated with the company’s U.S. corn and soybean seed and traits businesses. These results were partially offset by lower global sales of Roundup and other glyphosate-based agricultural herbicides in the period.

Monsanto’s net income for the third quarter of fiscal year 2009 was $694 million or 14 percent lower than net income in the same period last year. For the first nine months of fiscal year 2009, net income was 7 percent higher than net income in the same period last year.

Earnings per share (EPS) for the third quarter of fiscal year 2009 was $1.25 both on an as-reported basis and an ongoing basis. EPS was $4.21 on an as-reported basis and $4.38 on an ongoing basis for the first nine months of fiscal year 2009. (For a reconciliation of ongoing EPS, see page 1.)

Cash Flow
For the first nine months of fiscal year 2009, net cash provided by operating activities was $436 million, compared with $1.3 billion in the same period in 2008. Net cash required by investing activities was $588 million for the first nine months of 2009, compared with net cash required of $650 million for the same period last year. As a result, free cash flow was a use of $152 million for the first nine months of fiscal year 2009, compared with a source of $675 million in the same period in fiscal year 2008. (For a reconciliation of free cash flow, see note 1.) Net cash required by financing activities was $768 million for the first nine months of 2009, compared with net cash provided of $93 million for the same period last year.

Outlook
Monsanto’s fourth quarter is largely influenced by its global cotton business and U.S. Roundup and other glyphosate-based agricultural herbicides business.

Monsanto continues to expect that its full-year 2009 ongoing EPS will be at the low end of its previously-announced range of $4.40 to $4.50. (For a reconciliation of ongoing EPS guidance, see note 1).

The company is now projecting its free cash flow will be approximately $1.4 billion for the year. The company expects net cash provided by operating activities to be in the range of $2.3 billion, and net cash required by investing activities to be approximately $950 million for fiscal year 2009. (For a reconciliation of free cash flow, see note 1.)

Monsanto Outlines New Strategic Actions:
Monsanto is creating a separate division for its Roundup and other herbicides business which is expected to enable the company to better align spending and working capital needs. This action is designed to enable Monsanto to stabilize the business and allow it to deliver optimal gross profit and a sustainable level of operating cash in the coming seasons.

In addition to the new division, Monsanto announced a planned restructuring that will include a reduction of approximately 900 employees across the entire company. The reduction will vary from country to country and will be less than four percent of the company’s global workforce. The company anticipates the actions will require a one-time restructuring charge estimated at approximately $350 million to $400 million, or $0.41 to $0.47 per share to the company’s fourth-quarter EPS in fiscal year 2009. The company expects to complete its restructuring in fiscal year 2010.

Comment from Hugh Grant:
“Over the last six years, Monsanto’s business has undergone a dramatic transition from a company historically built on chemical innovations to one focused on delivering enhanced seed offerings that help farmers get more out of each acre of farmland while reducing the footprint of the inputs used on that land. The actions announced today will allow our company to better navigate in today’s changing business environment and keep the company on a clear path for growth.

“We believe these steps are in the best interests of our shareowners, our customers and our employees. This is designed to bring more clarity and predictability to our Roundup business and greater focus to our growing seeds and traits business.”

Seeds and Genomics Segment Detail

($ in millions)	Net Sales				Gross Profit
Seeds and Genomics	Third Quarter 2009	Third Quarter 2008	Nine Months 2009	Nine Months 2008	Third Quarter 2009	Third Quarter 2008	Nine Months 2009	Nine Months 2008
Corn seed and traits	$1,020	$975	$3,726	$3,189	$630	$565	$2,445	$2,023
Soybean seed and traits	540	447	1,367	1,064	338	269	856	649
Cotton seed and traits	333	279	413	361	249	195	296	252
Vegetable seeds	206	185	572	521	113	93	308	270
All other crops seeds and traits	149	161	311	293	97	97	177	154
TOTAL Seeds and Genomics	$2,248	$2,047	$6,389	$5,428	$1,427	$1,219	$4,082	$3,348

($ in millions)	Earnings Before Interest & Taxes (EBIT)
Seeds and Genomics	Third Quarter 2009	Third Quarter 2008	Nine Months 2009	Nine Months 2008
EBIT (For a reconciliation of EBIT, see note 1.)	$804	$586	$2,081	$1,643
Unusual Items Affecting EBIT
IPR&D resulting from acquisition of Aly	None	None	$162	None

The Seeds and Genomics segment consists of the company’s global seeds and related traits business, and genetic technology platforms.

Sales for Monsanto’s Seeds and Genomics segment were $2.2 billion for the third quarter of fiscal year 2009, or 10 percent higher than sales in the same period last year.

During the third quarter of fiscal year 2009, the company realized increased revenues from seed and trait products sold through the company’s U.S. soybean and corn businesses, as well as through its global vegetable seed business. The company also realized increased revenues from its India and U.S. cotton seed and trait business.

In the United States, Monsanto estimates that some 16,000-plus farmers are using the Genuity brand Roundup Ready 2 Yield trait on approximately 1.4 million to 1.5 million acres this season.

Monsanto believes that customer demand for its branded corn seed products has contributed to an eighth consecutive year of share gains in U.S. corn seed sales. In the United States, Monsanto’s DEKALB brand could realize up to 1 percentage point in share growth and its American Seeds brands could realize 1 percentage point, pending final returns. In Brazil and Argentina, Monsanto’s brands increased slightly more than 1 percentage point and 3 percentage points, respectively.

Sales for the segment were also higher for the first nine months of the 2009 fiscal year compared with sales in the same period last year. Sales for the first nine months were $6.4 billion, or 18 percent higher than sales in fiscal year 2008. Key contributors to the company’s growth through the first nine months included higher total corn seed and traits revenues, increased soybean seed and traits revenues in the United States, as well as higher India and U.S. cotton seed and traits revenue.

Preliminary Trait Acreage Report
As part of today’s announcement, Monsanto also published a preliminary report on the company’s biotech trait acreage for fiscal year 2009. This report is available on Monsanto’s web site at www.monsanto.com.

Agricultural Productivity Segment Detail

($ in millions)	Net Sales				Gross Profit
Agricultural Productivity	Third Quarter 2009	Third Quarter 2008	Nine Months 2009	Nine Months 2008	Third Quarter 2009	Third Quarter 2008	Nine Months 2009	Nine Months 2008
Roundup and other glyphosate- based herbicides	$614	$1,168	$2,749	$3,158	$273	$594	$1,514	$1,559
All other agricultural productivity products	299	323	707	728	134	154	309	310
TOTAL Agricultural Productivity	$913	$1,491	$3,456	$3,886	$407	$748	$1,823	$1,869

($ in millions)	Earnings Before Interest & Taxes (EBIT)
Agricultural Productivity	Third Quarter 2009	Third Quarter 2008	Nine Months 2009	Nine Months 2008
EBIT (For a reconciliation of EBIT, see note 1.)	$211	$501	$1,210	$1,486
Unusual Items Affecting EBIT
Solutia Claim Settlement	None	None	None	$210
(Loss) Income from Discontinued Operations	None	$(6)	$19	$14

The Agricultural Productivity segment consists primarily of crop protection products and the lawn-and-garden herbicide business.

Sales for Monsanto’s Agricultural Productivity segment were $913 million for the third quarter of fiscal year 2009, or 39 percent lower compared with sales in the same period last year. Results in the quarter were impacted by increased pressure from generic glyphosate and other branded competitors who continue to aggressively move larger-than-expected volumes of lower-priced material into the marketplace and to a lesser extent by cold, wet weather in parts of the U.S. Corn Belt.

Sales for the first nine months of the 2009 fiscal year declined compared with sales in the same period last year. Segment sales through the first nine months were $3.5 billion or 11 percent lower than sales in the same period in fiscal year 2008. Results through the first nine months reflect lower sales of Roundup and other glyphosate-based agricultural herbicides in all world areas except Brazil and Canada.

Webcast Information
In conjunction with this announcement, Monsanto will hold a conference call at 8:30 a.m. central time (9:30 a.m. eastern time) today. The call will focus on these results and future expectations. The call may also include a discussion of Monsanto’s strategic initiatives, product performance and other matters related to the company’s business.

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Presentation slides and a simultaneous audio webcast of the conference call may be accessed by visiting the company’s web site at http://www.monsanto.com/investors/. Visitors may need to download Windows Media Player™ prior to listening to the webcast. Following the live broadcast, a replay of the webcast will be available on the Monsanto web site for three weeks.

About Monsanto Company
Monsanto Company is a leading global provider of technology-based solutions and agricultural products that improve farm productivity and food quality. Monsanto remains focused on enabling both small-holder and large-scale farmers to produce more from their land while conserving more of our world's natural resources such as water and energy. To learn more about our business and our commitments, please visit: www.monsanto.com.

Cautionary Statements Regarding Forward-Looking Information:
Certain statements contained in this release are "forward-looking statements," such as statements concerning the company's anticipated financial results, current and future product performance, regulatory approvals, business and financial plans and other non-historical facts. These statements are based on current expectations and currently available information. However, since these statements are based on factors that involve risks and uncertainties, the company's actual performance and results may differ materially from those described or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, among others: continued competition in seeds, traits and agricultural chemicals; the company's exposure to various contingencies, including those related to intellectual property protection, regulatory compliance and the speed with which approvals are received, and public acceptance of biotechnology products; the success of the company's research and development activities; the outcomes of major lawsuits; developments related to foreign currencies and economies; successful operation of recent acquisitions; fluctuations in commodity prices; compliance with regulations affecting our manufacturing; the accuracy of the company's estimates related to distribution inventory levels; the company's ability to fund its short-term financing needs and to obtain payment for the products that it sells; the effect of weather conditions, natural disasters and accidents on the agriculture business or the company's facilities; and other risks and factors detailed in the company's most recent reports on Forms 10-Q and 10-K. Undue reliance should not be placed on these forward-looking statements, which are current only as of the date of this release. The company disclaims any current intention or obligation to update any forward-looking statements or any of the factors that may affect actual results.

Notes to editors: DEKALB and Roundup are registered trademarks and Genuity and Roundup Ready 2 Yield are trademarks of Monsanto Company and its wholly owned subsidiaries.

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Monsanto Company
Selected Financial Information
(Dollars in millions, except per share amounts)
Unaudited

Statements of Consolidated Operations	Three Months Ended May 31, 2009	Three Months Ended May 31, 2008	Nine Months Ended May 31, 2009	Nine Months Ended May 31, 2008
Net Sales	$3,161	$3,538	$9,845	$9,314
Cost of Goods Sold	1,327	1,571	3,940	4,097
Gross Profit	1,834	1,967	5,905	5,217
Operating Expenses:
Selling, General and Administrative Expenses	504	616	1,576	1,601
Research and Development Expenses	295	248	812	666
Acquired In-Process Research and Development	—	2	162	3
Total Operating Expenses	799	866	2,550	2,270
Income From Operations	1,035	1,101	3,355	2,947
Interest Expense	32	31	81	97
Interest Income	(14)	(35)	(57)	(105)
Solutia-Related Income	—	—	—	(187)
Other Expense (Income) – Net	4	(5)	62	(2)
Income From Continuing Operations Before Income Taxes and Minority Interest	1,013	1,110	3,269	3,144
Income Tax Provision	308	288	924	945
Minority Interest Expense	11	7	14	13
Income From Continuing Operations	694	815	2,331	2,186
Discontinued Operations:
(Loss) Income From Operations of Discontinued Businesses	—	(7)	19	12
Income Tax (Benefit) Provision	—	(3)	8	2
(Loss) Income on Discontinued Operations	—	(4)	11	10

Net Income	$694	$811	$2,342	$2,196
EBIT (See note 1)	$1,015	$1,087	$3,291	$3,129
Basic Earnings per Share:
Income From Continuing Operations	$1.27	$1.48	$4.26	$3.99
Income on Discontinued Operations	—	—	0.02	0.02
Net Income	$1.27	$1.48	$4.28	$4.01

Diluted Earnings (Loss) per Share:
Income From Continuing Operations	$1.25	$1.46	$4.19	$3.91
(Loss) Income on Discontinued Operations	—	(0.01)	0.02	0.02
Net Income	$1.25	$1.45	$4.21	$3.93

Weighted Average Shares Outstanding:
Basic	545.7	549.0	546.9	547.6
Diluted	554.4	560.0	555.7	558.9

Monsanto Company
Selected Financial Information
(Dollars in millions)
Unaudited

Condensed Statements of Consolidated Financial Position	As of May 31, 2009	As of Aug. 31, 2008
Assets
Current Assets:
Cash and Cash Equivalents	$579	$1,613
Trade Receivables, Net	3,017	2,067
Miscellaneous Receivables	692	742
Deferred Tax Assets	410	338
Inventory, Net	3,169	2,453
Assets of Discontinued Operations	—	153
Other Current Assets	132	243
Total Current Assets	7,999	7,609

Property, Plant and Equipment, Net	3,435	3,323
Goodwill	3,137	3,132
Other Intangible Assets, Net	1,436	1,531
Noncurrent Deferred Tax Assets	887	1,000
Long-Term Receivables, Net	558	636
Noncurrent Assets of Discontinued Operations	—	236
Other Assets	518	524
Total Assets	$17,970	$17,991

Liabilities and Shareowners’ Equity
Current Liabilities:
Short-Term Debt, Including Current Portion of Long-Term Debt	$120	$24
Accounts Payable	711	1,090
Income Taxes Payable	480	161
Accrued Compensation and Benefits	276	441
Accrued Marketing Programs	676	754
Deferred Revenues	228	867
Grower Production Accruals	122	172
Dividends Payable	—	132
Liabilities of Discontinued Operations	8	26
Miscellaneous Short-Term Accruals	866	772
Total Current Liabilities	3,487	4,439

Long-Term Debt	1,705	1,792
Postretirement Liabilities	565	590
Long-Term Deferred Revenue	496	566
Noncurrent Deferred Tax Liabilities	133	204
Long-Term Portion of Environmental and Litigation Liabilities	203	226
Noncurrent Liabilities of Discontinued Operations	—	52
Other Liabilities	614	748
Shareowners’ Equity	10,767	9,374
Total Liabilities and Shareowners’ Equity	$17,970	$17,991

Debt to Capital Ratio:	14%	16%

Monsanto Company
Selected Financial Information
(Dollars in millions)
Unaudited

Statements of Consolidated Cash Flows	Nine Months Ended May 31, 2009	Nine Months Ended May 31, 2008
Operating Activities:
Net Income	$2,342	$2,196
Adjustments to Reconcile Cash Provided by Operating Activities:
Items That Did Not Require (Provide) Cash:
Depreciation and Amortization	404	423
Bad-Debt Expense	56	52
Receipt of Securities from Solutia Settlement	—	(38)
Stock-Based Compensation Expense	86	64
Excess Tax Benefits from Stock-Based Compensation	(24)	(161)
Deferred Income Taxes	12	126
Equity Affiliate (Income) Expense, Net	(11)	2
Acquired In-Process Research and Development	162	3
Gain on Sale of a Business	(6)	—
Other Items	(51)	(10)
Changes in Assets and Liabilities that Provided (Required) Cash, Net of Acquisitions:
Trade Receivables, Net	(967)	(1,490)
Inventory, Net	(853)	(387)
Deferred Revenues	(666)	(1)
Accounts Payable and Other Accrued Liabilities	(40)	746
Net Investment Hedge Settlement	36	(97)
Other Items	(44)	(103)
Net Cash Provided by Operating Activities	436	1,325

Cash Flows Provided (Required) by Investing Activities:
Maturities of Short-Term Investments	117	59
Capital Expenditures	(661)	(530)
Acquisition of Businesses, Net of Cash Acquired	(280)	(113)
Purchases of Long-Term Equity Securities	(7)	(78)
Technology and Other Investments	(60)	(39)
Proceeds from Divestiture of a Business	300	—
Other Investments and Property Disposal Proceeds	3	51
Net Cash Required by Investing Activities	(588)	(650)

Cash Flows Provided (Required) by Financing Activities:
Net Change in Financing With Less Than 90-Day Maturities	(44)	(28)
Short-Term Debt Reductions	(45)	(9)
Short-Term Debt Proceeds	55	—
Long-Term Debt Reductions	(70)	(238)
Long-Term Debt Proceeds	—	548
Payments on Other Financing	—	(3)
Debt Issuance Costs	—	(5)
Treasury Stock Purchases	(310)	(145)
Stock Option Exercises	30	100
Excess Tax Benefits From Stock-Based Compensation	24	161
Dividend Payments	(408)	(288)
Net Cash (Required) Provided by Financing Activities	(768)	93
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(114)	80
Net (Decrease) Increase in Cash and Cash Equivalents	(1,034)	848
Cash and Cash Equivalents at Beginning of Period	1,613	866
Cash and Cash Equivalents at End of Period	$579	$1,714

Monsanto Company
Selected Financial Information
(Dollars in millions)
Unaudited

1.
EBIT, Ongoing EPS and Free Cash Flow:  The presentations of EBIT, ongoing EPS and free cash flow are not intended to replace net income (loss), cash flows, financial position or comprehensive income (loss), and they are not measures of financial performance as determined in accordance with generally accepted accounting principles (GAAP) in the United States. The following tables reconcile EBIT, ongoing EPS and free cash flow to the respective most directly comparable financial measure calculated in accordance with GAAP.

Reconciliation of EBIT to Net Income (Loss):  EBIT is defined as earnings (loss) before interest and taxes. Earnings (loss) is intended to mean net income (loss) as presented in the Statements of Consolidated Operations under GAAP. The following table reconciles EBIT to the most directly comparable financial measure, which is net income (loss).

	Three Months Ended		Nine Months Ended
	May 31,	May 31,	May 31,	May 31,
	2009	2008	2009	2008
EBIT – Seeds and Genomics Segment	$ 804	$ 586	$2,081	$1,643
EBIT – Agricultural Productivity Segment	211	5011	1,210	1,486
EBIT– Total	1,015	1,087	3,291	3,129
Interest Expense (Income) – Net	18	(4)	24	(8)
Income Tax Provision (A)	303	280	925	941
Net Income	$ 694	$ 811	$2,342	$2,196

(A)	Includes the income tax provision from continuing operations, the income tax benefit on minority interest, and the income tax provision (benefit) on discontinued operations.

Reconciliation of EPS to Ongoing EPS:  Ongoing EPS is calculated excluding certain after-tax items which Monsanto does not consider part of ongoing operations. The reconciliation of EPS to ongoing EPS for the third quarter and nine months ended May 31, 2009 and May 31, 2008 is included on page 1 of this release.

	Fiscal Year 2009 Guidance	Fiscal Year 2008
Diluted Earnings (Loss) per Share	$3.76-$3.92	$3.62
Solutia Claim Settlement	—	($0.23)
Loss (Income) on Discontinued Operations	($0.02)	($0.04)
Restructuring Charges, Net	$0.41-$0.47	—
In-Process R & D Write-Off Related to the De Ruiter Acquisition	—	$0.29
In-Process R & D Write-Off Related to the Aly	$0.19	—
Diluted Earnings (Loss) per Share from Ongoing Business	$4.40-$4.50	$3.64

Reconciliation of Free Cash Flow: Free cash flow represents the total of cash flows from operating activities and investing activities, as reflected in the Statements of Consolidated Cash Flows presented in this release. With respect to the fiscal year 2009 free cash flow guidance, Monsanto does not include any estimates or projections of Net Cash Provided (Required) by Financing Activities because in order to prepare any such estimate or projection, Monsanto would need to rely on market factors and conditions that are outside of its control.

	Fiscal Year 2009 Guidance	Nine Months Ended
		May 31,	May 31,
		2009	2008
Net Cash Provided by Operating Activities	$2,350	$ 436	$ 1,325
Net Cash Required by Investing Activities	(950)	(588)	(650)
Free Cash Flow	$1,400	$ (152)	$ 675
Net Cash (Required) Provided by Financing Activities	N/A	(768)	93
Effect of Exchange Rate Changes on Cash and Cash Equivalents	N/A	(114)	80
Net (Decrease) Increase in Cash and Cash Equivalents	N/A	$(1,034)	$ 848
Cash and Cash Equivalents at Beginning of Period	N/A	$1,613	$ 866
Cash and Cash Equivalents at End of Period	N/A	$ 579	$1,714